Exhibit 99.1

FOR IMMEDIATE RELEASE

Superior Drilling Products, Inc. Revenue Grew 34% to

$4.5 million in Second Quarter 2022

●	Second quarter revenue increased $1.1 million, or 34%, to $4.5 million over the prior-year period
●	Tool revenue grew 27% over the prior-year period and Contract Services revenue was up 47%
●	Strengthening balance sheet with $2.8 million in cash and $6.7 million in shareholders’ equity at quarter-end
●	Secured strategic International channel partner in the Middle East and North Africa
●	The Company expects 2022 revenue of between $22 million to $25 million and Adjusted EBITDA* of $6 million to $8 million, which includes the impact of the sale of the initial phase of the existing DNR tool fleet to support Middle East demand.

*Adjusted EBITDA is a non-GAAP measure. See the Forward Looking Non-GAAP Financial Measures discussion in this release.

VERNAL, UT, August 12, 2022 — Superior Drilling Products, Inc. (NYSE American: SDPI) (“SDP” or the “Company”), a designer and manufacturer of drilling tool technologies, today reported financial results for the second quarter ended June 30, 2022.

“Our second quarter revenue growth reflected the continued improvement in the oil & gas industry, our success with obtaining additional business with existing customers, and the increasing market for our flagship tool, the Drill-N-Ream® (“DNR”),” commented Troy Meier, Chairman and CEO. “We have continued to see favorable demand in our North America market, and we are encouraged with the improving market conditions in the Middle East. We believe there is significant demand for the DNR internationally. Our recent announcement that Bin Zayed Petroleum for Investment Ltd, one of the foremost global companies with broad petroleum experience, will market and distribute our DNR to key end markets in the Middle East and North Africa is a game-changing event for us. We expect customers to adopt the technology quickly given our new channel partner’s scale, customer reach and market access.”

Mr. Meier added, “Our contract services business has been very strong as we continue to expand the volume and products we manufacture and refurbish for our long-time legacy customer. Equally exciting, is the number of inquiries and discussions we are having with other major industry players to leverage our state-of-the-art drilling tool fabrication facility and expertise to support their growth initiatives and strategies. Our efforts going forward are focused on talent acquisition and retention, and ensuring we have the necessary manufacturing capacity to capture the incredible demand for our products and manufacturing services.”

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Superior Drilling Products, Inc. Revenue Grew 34% to $4.5 million in Second Quarter 2022
August 12, 2022

Second Quarter 2022 Review ($ in thousands, except per share amounts) (See at “Definitions” the composition of product/service revenue categories.)

($ in thousands)	June 30, 2022	March 31, 2022	June 30, 2021	Change Sequential	Change Year/Year
North America	4,021	3,745	2,941	7.4%	36.7%
International	520	385	458	34.9%	13.5%
Total Revenue	$4,541	$4,130	$3,399	9.9%	33.6%
Tool Sales/Rental	$1,147	$1,049	1,120	9.3%	2.4%
Other Related Tool Revenue	1,745	1,720	1,153	1.4%	51.3%
Tool Revenue	2,892	2,769	2,273	4.4%	27.2%
Contract Services	1,649	1,361	1,126	21.2%	46.5%
Total Revenue	$4,541	$4,130	$3,399	9.9%	33.6%

Revenue growth reflects the continued recovery in the North America oil & gas industry and continued strong demand for the manufacture and refurbishment of drill bits and other related tools.

For the second quarter of 2022, North America revenue comprised approximately 89% of total revenue, with remaining sales all within the Middle East. Revenue in North America grew year-over-year from increased Tool Revenue and strong growth in Contract Services. Over the last year, International market growth has been at a slower rate compared with the Company’s domestic market due to ongoing pandemic-related restrictions, which have impacted travel, labor recruitment and oil and gas industry investment.

Second Quarter 2022 Operating Costs

($ in thousands, except per share amounts)	June 30, 2022	March 31, 2022	June 30, 2021	Change Sequential	Change Year/Year
Cost of revenue	$2,116	$1,768	$1,224	19.7%	72.9%
As a percent of sales	46.6%	42.8%	36.0%
Selling, general & administrative	$1,894	$1,647	$1,473	15.0%	28.6%
As a percent of sales	41.7%	39.9%	43.3%
Depreciation & amortization	$403	$411	$586	(2.0)%	(31.2)%
Total operating expenses	$4,413	$3,825	$3,283	15.4%	34.4%
Operating Income	$128	$305	$116	(58.1)%	9.8%
As a % of sales	2.8%	7.4%	3.4%
Other (expense) income including income tax (expense)	$(184)	$(155)	$(183)	18.8%	0.6%
Net (loss) Income	$(57)	$150	$(67)	(137.8)%	(15.3)%
Diluted (loss) income per share	$(0.00)	$0.01	$(0.00)	(137.8)%	(22.7)%
Adjusted EBITDA(1)	$831	$1,014	$957	(18.0)%	(13.2)%
As a % of sales	18.3%	24.5%	28.2%

(1) Adjusted EBITDA is a non-GAAP measure defined as earnings before interest, taxes, depreciation, and amortization, non-cash stock compensation expense, and unusual items. See the attached tables for important disclosures regarding SDP’s use of Adjusted EBITDA, as well as a reconciliation of net loss to Adjusted EBITDA.

The increase in the cost of revenue as a percent of revenue was the result of global inflationary headwinds that affected payroll expenses, raw material cost, supplies, and repair and maintenance costs. In addition, the Company has expanded its workforce to accommodate for its current and expected growth, with talent being added in operations, quality, safety and general production support areas.

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Superior Drilling Products, Inc. Revenue Grew 34% to $4.5 million in Second Quarter 2022
August 12, 2022

Selling, general & administrative expenses were 41.7% of revenue, an improvement of 160 basis points from the prior-year period due to the leverage on higher sales volume. On a sequential basis, the change in SG&A as a percent of revenue was unfavorable due to inflation and higher stock-based compensation expense as well an increase in professional fees.

Depreciation and amortization expense decreased approximately 31% year-over-year to $403 thousand as a result of fully amortizing a portion of intangible assets and fully depreciating manufacturing center equipment.

Balance Sheet and Liquidity

Cash at the end of the quarter was $2.8 million, comparable with year-end 2021. Cash generated by operations for the year-to-date period was $1.4 million compared with $335 thousand in the prior-year period, largely reflecting the improvement in net income. Capital expenditures were $1.2 million for the first six months of 2022, which reflected machining capacity expansion, an increase in maintenance, and an increase in the Company’s Middle East DNR rental tool fleet. The comparable period in 2021 had $55 thousand of capital spending. The Company expects capital spending for fiscal 2022 to range between $3 million to $4 million.

Total debt at quarter-end was $2.4 million, down 2% from December 31, 2021. The Company has sufficient cash to pay off, and expects to retire, the Hard Rock Note with its final $750 thousand payment in October 2022.

2022 Outlook and Guidance

The Company’s expectations for 2022 are as follows:

Revenue: $22 million to $25 million

SG&A: $7.0 million to $7.3 million

Adjusted EBITDA: $6 million to $8 million

The full year 2022 expectations reflects the impact from the sale of the $3.8 million stage one MENA DNR fleet to Bin Zayed Petroleum in the third quarter of 2022. The Company expects third quarter 2022 revenue will be $8 million to $9 million and Adjusted EBITDA to range between $3.5 million to

$4.0 million.

Mr. Meier concluded, “We are extremely encouraged with the execution of our channel partner agreement with Bin Zayed for the Middle East and North African markets. We believe this progress, combined with our expanded relationship with our long-term legacy customer, will position us well in the global oil & gas industry as we prepare to move into 2023.”

Webcast and Conference Call

The Company will host a conference call and live webcast today at 10:00 am MT (12:00 pm ET) to review the results of the quarter and discuss its corporate strategy and outlook. The discussion will be accompanied by a slide presentation that will be made available prior to the conference call on SDP’s website at www.sdpi.com/events. A question-and-answer session will follow the formal presentation.

The conference call can be accessed by calling (201) 689-8470. Alternatively, the webcast can be monitored at www.sdpi.com/events. A telephonic replay will be available from 1:00 p.m. MT (3:00 p.m. ET) the day of the teleconference until Friday, August 19, 2022. To listen to the archived call, please call (412) 317-6671 and enter conference ID number 13731267 or access the webcast replay at www.sdpi.com, where a transcript will be posted once available.

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Superior Drilling Products, Inc. Revenue Grew 34% to $4.5 million in Second Quarter 2022
August 12, 2022

Definitions and Composition of Product/Service Revenue:

Contract Services revenue is comprised of repair and manufacturing services for drill bits and other tools or products for customers.

Other Related Tool Revenue is comprised of royalties and fleet maintenance fees.

Tool Sales/Rental revenue is comprised of revenue from either the sale or rent of tools to customers.

Tool Revenue is the sum of Other Related Tool Revenue and Tool Sales/Rental revenue.

About Superior Drilling Products, Inc.

Superior Drilling Products, Inc. is an innovative, cutting-edge drilling tool technology company providing cost saving solutions that drive production efficiencies for the oil and natural gas drilling industry. The Company designs, manufactures, repairs and sells drilling tools. SDP drilling solutions include the patented Drill-N-Ream® wellbore conditioning tool and the patented Strider™ oscillation system technology. In addition, SDP is a manufacturer and refurbisher of PDC (polycrystalline diamond compact) drill bits for a leading oil field service company. SDP operates a state-of-the-art drill tool fabrication facility, where it manufactures its solutions for the drilling industry, as well as customers’ custom products. The Company’s strategy for growth is to leverage its expertise in drill tool technology and innovative, precision machining in order to broaden its product offerings and solutions for the oil and gas industry.

Additional information about the Company can be found at: www.sdpi.com.

Safe Harbor Regarding Forward Looking Statements

This news release contains forward-looking statements and information that are subject to a number of risks and uncertainties, many of which are beyond our control. All statements, other than statements of historical fact included in this release, including, without limitations, the continued impact of COVID-19 on the business, the Company’s strategy, future operations, success at developing future tools, the Company’s effectiveness at executing its business strategy and plans, financial position, estimated revenue and losses, projected costs, prospects, plans and objectives of management, and ability to outperform are forward-looking statements. The use of words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “continue,” “predict,” “potential,” “project”, “forecast,” “should” or “plan, and similar expressions are intended to identify forward-looking statements, although not all forward -looking statements contain such identifying words. These statements reflect the beliefs and expectations of the Company and are subject to risks and uncertainties that may cause actual results to differ materially. These risks and uncertainties include, among other factors, the duration of the COVID-19 pandemic and related impact on the oil and natural gas industry, the effectiveness of success at expansion in the Middle East, options available for market channels in North America, the deferral of the commercialization of the Strider technology, the success of the Company’s business strategy and prospects for growth; the market success of the Company’s specialized tools, effectiveness of its sales efforts, its cash flow and liquidity; financial projections and actual operating results; the amount, nature and timing of capital expenditures; the availability and terms of capital; competition and government regulations; and general economic conditions. These and other factors could adversely affect the outcome and financial effects of the Company’s plans and described herein. The Company undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof.

Forward Looking Non-GAAP Financial Measures

Forward-looking adjusted EBITDA is a non-GAAP measure. The Company is unable to present a quantitative reconciliation of these forward-looking non-GAAP financial measures to their most directly comparable forward-looking GAAP financial measure because such information is not available, and management cannot reliably predict the necessary components of such GAAP measures without unreasonable effort largely because forecasting or predicting our future operating results is subject to many factors out of our control or not readily predictable. In addition, the Company believes that such reconciliations would imply a degree of precision that would be confusing or misleading to investors. The unavailable information could have a significant impact on the Company’s fiscal 2022 and future financial results. This non-GAAP financial measure is a preliminary estimate and is subject to risks and uncertainties, including, among others, changes in connection with purchase accounting, quarter-end and year-end adjustments. Any variation between the Company’s actual results and preliminary financial data set forth in this presentation may be material.

For more information, contact investor relations:

Deborah K. Pawlowski

Kei Advisors LLC

(716) 843-3908

dpawlowski@keiadvisors.com

FINANCIAL TABLES FOLLOW.

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Superior Drilling Products, Inc. Revenue Grew 34% to $4.5 million in Second Quarter 2022
August 12, 2022

Superior Drilling Products, Inc.

Consolidated Condensed Statements of Operations

(unaudited)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2022	2021	2022	2021
Revenue
North America	$4,021,118	$2,941,056	$7,766,132	$5,033,255
International	519,724	458,053	904,874	790,506
Total revenue	$4,540,842	$3,399,109	$8,671,007	$5,823,761

Operating cost and expenses
Cost of revenue	2,116,096	1,224,179	3,883,995	2,399,772
Selling, general, and administrative expenses	1,894,403	1,473,081	3,541,051	2,988,670
Depreciation and amortization expense	402,648	585,504	813,379	1,275,577

Total operating costs and expenses	4,413,147	3,282,764	8,238,425	6,664,019

Operating Income (loss)	127,695	116,345	432,582	(840,258)

Other Income (expense)
Interest income	2,978	50	3,176	98
Interest expense	(132,738)	(145,521)	(256,600)	(283,577)
Net gain/(loss) on sale or disposition of assets	(22,146)	(11,187)	(22,146)	(1,187)
Total other expense	(151,906)	(156,658)	(275,570)	(284,666)

(Loss) Income before income taxes	(24,211)	(40,313)	157,012	(1,124,924)

Income tax expense	(32,299)	(26,468)	(63,752)	(43,649)
Net (loss) income	$(56,510)	$(66,781)	$93,260	$(1,168,573)

Basic income (loss) per common share	$(0.00)	$(0.00)	$0.00	$(0.05)

Basic weighted average common shares outstanding	28,235,001	25,762,342	28,235,001	25,762,342

Diluted income (loss) per common Share	$(0.00)	$(0.00)	$0.00	$(0.05)

Diluted weighted average common shares outstanding	28,235,001	25,762,342	28,305,101	25,762,342

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Superior Drilling Products, Inc. Revenue Grew 34% to $4.5 million in Second Quarter 2022
August 12, 2022

Superior Drilling Products, Inc.

Consolidated Condensed Balance Sheets

	June 30, 2022	December 31, 2021
	(unaudited)
Assets
Current assets:
Cash	$2,827,426	$2,822,100
Accounts receivable, net	2,799,480	2,871,932
Prepaid expenses	643,155	435,595
Inventories	1,324,724	1,174,635
Other current assets	88,588	55,159
Total current assets	7,683,373	7,359,421
Property, plant and equipment, net	7,426,690	6,930,329
Intangible assets, net	152,778	236,111
Right of use Asset (net of amortizaton)	160,301	20,518
Other noncurrent assets	110,519	65,880

Total assets	$15,533,661	$14,612,259

Liabilities and Owners’ Equity
Current liabilities:
Accounts payable	$1,095,552	$1,139,091
Accrued expenses	853,194	467,462
Accrued Income tax	219,912	206,490
Current portion of Operating Lease Liability	160,301	13,716
Current portion of Long-term Financial Obligation	70,025	65,678
Current portion of long-term debt, net of discounts	2,204,508	2,195,759

Total current liabilities	4,603,492	4,088,196
Operating Lease Liability	-	6,802
Long-term Financial Obligation	4,075,778	4,112,658
Long-term debt, less current portion, net of discounts	190,533	256,675

Total liabilities	8,869,803	8,464,331
Shareholders’ equity
Common stock (28,235,001 and 25,762,342)	28,235	28,235
Additional paid-in-capital	43,493,802	43,071,201
Accumulated deficit	(36,858,248)	(36,951,508)
Total shareholders’ equity	6,663,789	6,147,928

Total liabilities and shareholders’ equity	$15,533,661	$14,612,259

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Superior Drilling Products, Inc. Revenue Grew 34% to $4.5 million in Second Quarter 2022
August 12, 2022

Superior Drilling Products, Inc.

Consolidated Statements of Cash Flows

(unaudited)

	For the Six Months
	Ended June 30,
	2022	2021
Cash Flows From Operating Activities
Net Income (Loss)	$93,329	$(1,168,573)
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization expense	813,379	1,275,575
Stock-based compensation expense	422,601	334,505
Loss on sale or dispositon of assets, net	22,146	1,187
Amortization of deferred loan cost	9,262	9,262
Changes in operating assets and liabilities:
Accounts receivable	72,452	(584,780)
Inventories	(149,223)	(161,566)
Prepaid expenses and other current and noncurrent assets	(285,628)	(280,814)
Accounts payable and accrued expenses	342,193	877,585
Income Tax expense	13,422	32,149
Net Cash Provided By Operating Activities	1,353,933	334,530

Cash Flows From Investing Activities
Purchases of propety, plant and equipment	(1,249,419)	54,780
Proceeds from sale of fixed assets	-	50,000
Net Cash Provided By (Used In) Investing Activities	(1,249,419)	104,780

Cash Flows From Financing Activities
Principal payments on debt	(281,487)	(266,719)
Proceeds received from debt borrowings	182,318	-
Payments on revolving loan	(553,650)	(513,897)
Proceeds received from revolving loan	553,631	1,068,978
Net Cash Used In Financing Activities	(99,188)	288,362

Net change in Cash	5,326	727,672
Cash at Beginning of Period	2,822,100	1,961,441
Cash at End of Period	$2,827,426	$2,689,113

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Superior Drilling Products, Inc. Revenue Grew 34% to $4.5 million in Second Quarter 2022
August 12, 2022

Superior Drilling Products, Inc.

Adjusted EBITDA(1) Reconciliation

(unaudited)

($, in thousands)	Three Months Ended
	June 30, 2022	June 20, 2021	March 31, 2022

GAAP net (loss) income	$(56,510)	$(66,781)	$149,837
Add back:
Depreciation and amortization	402,648	585,504	410,733
Interest expense, net	129,760	145,471	123,664
Share-based compensation	212,469	167,033	210,133
Net non-cash compensation	88,200	88,200	88,200
Income tax expense	32,299	26,468	31,384
(Gain) Loss on disposition of assets	22,146	11,187	-
Non-GAAP adjusted EBITDA(1)	$831,012	$957,081	$1,013,951

GAAP Revenue	$4,540,842	$3,399,109	$4,130,164
Non-GAAP Adjusted EBITDA Margin	18.3%	28.2%	24.5%

(1) Adjusted EBITDA represents net income adjusted for income taxes, interest, depreciation and amortization and other items as noted in the reconciliation table. The Company believes Adjusted EBITDA is an important supplemental measure of operating performance and uses it to assess performance and inform operating decisions. However, Adjusted EBITDA is not a GAAP financial measure. The Company’s calculation of Adjusted EBITDA should not be used as a substitute for GAAP measures of performance, including net cash provided by operations, operating income and net income. The Company’s method of calculating Adjusted EBITDA may vary substantially from the methods used by other companies and investors are cautioned not to rely unduly on it.

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